UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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SEQUENTIAL BRANDS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEQUENTIAL BRANDS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 11, 2021 at 10:00 a.m. Eastern Time

Virtual Meeting Site: www.meetingcenter.io/251885960 (Password: SQBG2021)

To the Stockholders of Sequential Brands Group, Inc.:

Notice is hereby given that the 2021 annual meeting of stockholders of Sequential Brands Group, Inc. (the “Company”) will be held virtually on Friday, June 11, 2021 at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect two Class I members of the Company’s board of directors named in this Proxy Statement for a three-year term;
2.	To ratify the selection of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement (“say-on-pay”); and
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on April 15, 2021 as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

You are cordially invited to attend the 2021 annual meeting of stockholders. However, you must be a stockholder of record at the close of business on April 15, 2021 to vote at the meeting. The virtual meeting will begin promptly at 10:00 a.m., Eastern Time on Friday, June 11, 2021.  Please see page 3 (under “Annual Meeting Admission” for additional information about how to can attend, vote, view a list of stockholders, and ask questions at the meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2021 annual meeting of stockholders, we strongly encourage you to vote. Please vote as soon as possible, even if you plan to attend the 2021 annual meeting of stockholders.

Date These Proxy Materials Are First Being Made Available On the Internet: On or about April 30, 2021.

6
April 30, 2021	By Order of the Board of Directors

/s/ William Sweedler
William Sweedler
Executive Chairman of the Board of Directors

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2021

The notice of Annual Meeting, the proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available on our website at http://www.sequentialbrandsgroup.com. Additionally, in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.investorvote.com/SQBG.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO VOTE. THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD ON JUNE 11, 2021.

SEQUENTIAL BRANDS GROUP, INC.

1407 Broadway, 38th Floor

New York, New York 10018

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 11, 2021 at 10:00 a.m. Eastern Time

GENERAL INFORMATION AND VOTING RIGHTS

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the board of directors of Sequential Brands Group, Inc. (the “Board of Directors”), a Delaware corporation (the “Company”), for use at the 2021 annual meeting of stockholders (the “Annual Meeting”) to be held virtually on Friday, June 11, 2021 at 10:00 a.m. Eastern Time, and any adjournments or postponements thereof. We anticipate that the Notice of Internet Availability of Proxy Materials will first be mailed or given to our stockholders and the proxy materials will first be made available on the internet on or about April 30, 2021.

The Company has chosen to follow the “notice only” option for stockholders, which requires that only a Notice of Internet Availability of Proxy Materials be mailed to stockholders. Stockholders who receive the Notice of Internet Availability of Proxy Materials and wish to receive hard copies of the proxy materials may receive such copies by making a request on-line at www.investorvote.com/SQBG.

Your vote is important. If your shares are registered in your name, you are a stockholder of record. We encourage you to vote as soon as possible so that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

You have three options for submitting your vote prior to the date of the Annual Meeting: internet, telephone or mail:

●	If you have received a Notice of Internet Availability of Proxy Materials, you may follow the instructions for voting provided in that notice.
●	If you are voting via telephone, call toll free 1-800-652-VOTE (8683) within the United States, United States territories and Canada and follow the instructions provided by the recorded message.
●	If you received a hard copy of the Proxy Statement, you may fill in, date and sign the enclosed proxy card and mail it promptly in the envelope provided.

If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization or other nominees, then you are the beneficial owner of the shares and your shares are held in “street name.” If you are a beneficial owner whose shares are held of record by a broker (i.e., your shares are held in street name), and do not provide voting instructions to your broker, bank or other custodian, your broker, bank or other custodian may only vote your shares on “routine” matters. The only routine matter to be voted on at the Annual Meeting is the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 2). Your broker does not have authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters. Non-routine matters include the election of directors (Proposal No. 1) and the say-on-pay vote (Proposal No. 3). Because brokers require their customers’ direction to vote on non-routine matters, it is critical that the stockholders provide their brokers with voting instructions with respect to the proposals involving non-routine matters (Proposal No. 1 and Proposal No. 3). If your shares are held in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting and you must obtain a proxy, executed in your favor, from such organization in order to be able to vote at the Annual Meeting. If you are a beneficial owner, you should follow the voting instructions provided to you by your brokerage firm, bank, dealer or other similar organization or other custodian.

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting either by filing with the Secretary of the Company at our principal offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting your shares in person. If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, bank or other custodian. You must contact your broker, bank or other custodian to find out how to do so. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Only holders of record of our common stock at the close of business on April 15, 2021 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On the record date, there were 1,656,312 shares of common stock outstanding. On all matters to come before the Annual Meeting, each holder of record of common stock is entitled to one vote for each share of common stock. The shares of common stock held in our treasury, which are not considered outstanding, will not be voted.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the nominees to the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

In order for us to conduct the Annual Meeting, the holders of a majority of the shares of our common stock outstanding as of April 15, 2021, must be present at the Annual Meeting in person or by proxy. This is referred to as a quorum.

Election of Directors:   The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election to the Board of Directors of each of the nominees for director. If you are a beneficial owner, note that your broker, bank and other custodian cannot vote your stock on your behalf for the election of directors if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker, bank or custodian. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against the nominees for director. Broker non-votes will not be counted as present and are not entitled to vote on the nominees for director.

Ratification of CohnReznick LLP as the Independent Registered Public Accounting Firm for the Year Ending December 31, 2021:   Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If you are a beneficial owner, note that your broker, bank or other custodian is entitled to vote on your behalf on the ratification of the appointment of our independent registered public accounting firm. As such, there should be no broker non-votes with respect to this proposal. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal.

Advisory Vote to Approve Named Executive Officer Compensation: Adoption of the non-binding advisory resolution to approve compensation of our named executive officers as disclosed in this Proxy Statement requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If you are a beneficial owner, note that your broker, bank or other custodian cannot vote your stock on your behalf on the non-binding advisory vote on compensation of our named executive officers if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker, bank or custodian. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy. If you hold your shares directly in your own name and you sign and return your proxy card (including over the internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board of Directors recommends with respect to each of the director nominees and on each other proposal.

ANNUAL MEETING ADMISSION

Attending the Virtual Meeting as a Registered Stockholder

Registered holders of the Company’s common stock as of April 15, 2021, can attend, vote, view a list of stockholders, and ask questions at the meeting by accessing the meeting center site at www.meetingcenter.io/251885960 and entering the 15-digit control number found on the previously sent proxy card or Notice of Internet Availability of Proxy Materials and the meeting password, SQBG2021.

Attending the Virtual Meeting as a Beneficial Owner

Beneficial owners of the Company’s common stock as of April 15, 2021 (i.e., shares are held in an account at a brokerage firm, bank, dealer or similar organization or other custodian) can attend the meeting in one of two ways:

●	By registering with Computershare in advance of the meeting if you wish to attend, vote, view a list of stockholders and ask questions during the meeting. To register, you must obtain a legal proxy from your brokerage firm, bank, dealer or similar organization or other custodian by contacting them. Once you have received the legal proxy, please email a scan or image of it to our transfer agent, Computershare, at legalproxy@computershare.com, with "Legal Proxy" noted in the subject line. Requests for registration must be received by Computershare no later than 5:00 p.m. Eastern Time, on May 28, 2021. You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to the meeting center site at www.meetingcenter.io/251885960 and enter your control number and the meeting password, SQBG2021.

●	Alternatively, you can attend the meeting as a guest in listen-only mode by clicking on the "I am a guest" button after entering the meeting center at www.meetingcenter.io/251885960 and entering the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

If you have technical issues once you access the webcast, click on the “Support” link in the upper right of the broadcast screen.

Whether or not you plan to attend the meeting, we urge you to vote in advance of the meeting by one of the methods described in the proxy materials for the meeting. Please note that these materials will not be updated to reflect the change to a virtual meeting. Stockholders who have previously voted do not need to take any further action.

In the event of a technical malfunction or other situation that the meeting Chair determines may affect the ability of the meeting to satisfy the requirements for a stockholder meeting to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the Chair will convene the Annual Meeting at 10:30 a.m. Eastern Time on the date specified above at the Company’s headquarters in New York, New York, solely for the purpose of adjourning the meeting to reconvene at a date, time, and physical or virtual location announced by the meeting Chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investor Relations page on website at www.sequentialbrandsgroup.com.

SOLICITATION OF PROXIES

We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. While we presently intend that solicitations will be made only by directors, officers and employees of the Company, we may also retain outside brokers, banks, custodians, nominees and other fiduciaries to assist in the solicitation of proxies. Any reasonable charges and expenses incurred in connection with the use of such outside solicitors will be paid by the Company.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on the rules of the Securities and Exchange Commission (the “SEC”) that permit us to deliver only one set of proxy materials, including our Proxy Statement, proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Annual Report”) to stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive promptly a separate copy of the 2020 Annual Report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, or if you are currently receiving separate copies and wish to request delivery of a single copy, write or call Investor Relations at 1407 Broadway, 38th Floor, New York, New York 10018 or (646) 564-2577.

VOTING RESULTS OF THE ANNUAL MEETING

Voting results will be published in a Current Report on Form 8-K issued by us within four business days following the Annual Meeting and will be reported on our website at www.sequentialbrandsgroup.com.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management's expectations are described in our 2020 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes designated Class I, Class II and Class III. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

William Sweedler and John Dionne serve as the Class I directors, Silvia Mazzucchelli serves as the Class II Director, and Aaron Hollander and Marjorie Bowen serve as the Class III directors. The Class I, Class II and Class III directors serve terms that expire in 2021, 2022 and 2023, respectively.

The Board of Directors has nominated William Sweedler and John Dionne for re-election at the Annual Meeting to serve as the Class I directors. If re-elected at the Annual Meeting, Mr. Sweedler and Mr. Dionne will serve until the annual meeting of stockholders to be held in 2024 or until their respective successors have been duly elected and qualified or until they otherwise cease to serve as directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominee named above. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy or the Board of Directors may decrease the size of the Board. We have no reason to believe that the nominee will be unable or unwilling to serve if elected as director.

The principal occupation and certain other information about the nominees and our directors and executive officers are set forth on the following pages.

Directors and Executive Officers

The following table sets forth certain information with respect to the nominees and the directors and executive officers of the Company as of April 30, 2021. The nominees are currently directors of the Company.

			Independent	Director
Name	Age	Position with the Company	(Y/N)	Since
Class I Directors Nominees:
(Current Terms Expiring in 2021)
William Sweedler	54	Class I Director and Executive Chairman of the Board of Directors	N	2012
John Dionne	57	Class I Director	Y	2020

Class II Director:
(Current Terms Expiring in 2022)
Silvia Mazzucchelli	49	Class II Director	Y	2020

Class III Director:
(Current Terms Expiring in 2023)
Aaron Hollander	64	Class III Director	Y	2013
Marjorie Bowen	56	Class III Director	Y	2021

Other Executive Officers:
Chad Wagenheim	44	President
Lorraine DiSanto	53	Chief Financial Officer

Committee Membership

Name	Audit	Compensation	Governance
Aaron Hollander	X	X	X
Silvia Mazzucchelli	X	X
John Dionne	X		X
Marjorie Bowen	X

Board of Directors and Nominees

William Sweedler joined the Board of Directors as Chairman on February 22, 2012, assumed the role of Executive Chairman and Principal Executive Officer of the Company as of October 27, 2020 and is a nominee for election at the Annual Meeting. He is presently the Co-Founder and Managing Partner of Tengram Capital Partners, a consumer private equity firm formed to invest in the consumer and retail sectors, which he co-founded in 2011. He is Chairman and Chief Executive Officer of Windsong Global, a diversified consumer and digital investment firm that has helps founders, entrepreneurs, and investors bring their vision and goals to fruition through Windsong’s expertise in all aspects of building exceptional brands, teams, and overall businesses. His current and prior investments have aggregate retail sales of more than $10 billon. He is a pioneer in the brand management sector leading the acquisitions of iconic brands such as Martha Stewart, Emeril Lagasse, Jessica Simpson, Gaiam Yoga, Robert Graham, Franklin Mint, Nest Fragrances, Design Within Reach, and many others. Mr. Sweedler has served as a director to various public entities and also holds director positions for several privately owned businesses. Prior to founding both Tengram Capital Partners and Windsong Brands, he was president & CEO of Joe Boxer, a wholly owned division of the Iconix Brand Group (NASDAQ: ICON) of which he was also Executive Vice President and Director. Prior to Mr. Sweedler joining Iconix Brand Group, he joined Polo Ralph Lauren for four years prior to co-founding Windsong Allegiance Group, a diverse consumer marketer and brand manager. At Windsong Allegiance Group, he recognized an emerging industry trend that brought brands directly in partnership with retailers in the form of direct retail licensing agreements. While CEO, he led the acquisition, restructuring, and sale of Joe Boxer, Hathaway, and various other branded companies.He has been lauded for his success and has received several awards and accolades from various industry organizations. He graduated from Babson College with a Bachelor of Science in Finance and Investments. With over 25 years of experience in the consumer sector as an operator and strategic investor, Mr. Sweedler brings strategic vision and guidance to our company as Executive Chairman of our Board of Directors.

John Dionne joined the board of directors on November 13, 2020 and is a nominee for election at the Annual Meeting. He has served as a Senior Advisor to the Blackstone Group L.P., an investment firm, since July 2013 and a Senior Lecturer in the Finance Unit at the Harvard Business School since January 2014. He also serves on the Board of Directors of Caesars Entertainment, a publicly-traded hotel and casino entertainment company, Cengage Learning Holdings II, Inc., a provider of education technology, Momentive Performance Materials, Inc., a manufacturer of chemicals and materials, and Pelmorex Media, Inc., a weather information and media company. Until he retired from his position as a Senior Managing Director of Blackstone in 2013, Mr. Dionne was most recently Global Head of its Private Equity Business Development and Investor Relations Groups and served as a member of Blackstone’s Private Equity and Valuation Committees. Mr. Dionne originally joined Blackstone in 2004 as the Founder and Chief Investment Officer of the Blackstone Distressed Securities Fund. Mr. Dionne began his career with PricewaterhouseCoopers. He graduated with an MBA from the Harvard Business School and holds a BS from the University of Scranton. The Board benefits from Mr. Dionne’s significant financial experience.  KKR recommended Mr. Dionne to the Board for appointment pursuant to the terms of the Third Amended and Restated Credit Agreement with Wilmington Trust, National Association as administrative agent and collateral agent (as amended from time to time, the “Credit Agreement”).

Silvia Mazzucchelli joined the Board of Directors on August 11, 2020. She currently serves as CEO and Director on the board of The Collected Group, a KKR portfolio company that owns luxury brands, such as Joie, Equipment and Current/Elliot, as well as on the Board of Carbon38, a VC-backed company in performance apparel space. She also previously served on the Board of PAS Group, a public Australian fashion company that operates in direct-to-consumer, wholesale and licensing. Most recently, Ms. Mazzucchelli held senior executive roles at a variety of Fashion and Retail brands including  CEO for ModCloth, a Walmart e-commerce portfolio company, from April 2019 to June 2020, and Chief Merchandising and Marketing Officer at American Apparel from January 2016 to April 2019. Prior to her time at American Apparel, Ms. Mazzucchelli served as the Chief Merchandising Officer at TOMS Shoes and the VP of Corporate Strategy at Guess?, and began her career at the Boston Consulting Group. Ms. Mazzucchelli graduated with an MBA from the Anderson School of Management, UCLA and holds a BSBA from Bocconi University in Italy and an International Business Diploma from Stockholm School of Economics. Ms. Mazzucchelli brings her brand management expertise to our company as a member of our Board of Directors. KKR recommended Ms. Mazzucchelli to the Board for appointment pursuant to the terms of the Credit Agreement.

Aaron Hollander joined the Board of Directors on September 11, 2013 and was selected to become a director of the Company because of his governance, financial reporting, accounting and risk management expertise gained through his service as the Chief Executive Officer of several corporations throughout his tenure, as well as his finance and accounting background. Mr. Hollander currently serves as Chairman, Chief Executive Officer and President of First Aviation Services Inc., a leading worldwide provider of maintenance, repair and overhaul services to the aerospace industry, a position he has held since 2007. Mr. Hollander is also a Principal at First Equity Group, which he co-founded in 1985, advising the aerospace and defense industries on significant transactions impacting those sectors. From December 2001 to July 2009, Mr. Hollander served as the Chief Executive Officer of Skip Barber Racing School LLC and, from 1993 until February 2012, served as Chairman and the Chief Executive Officer of Imtek, LLC, an agency that provides direct marketing, printing, fulfillment, and location intelligence services to clients across a variety of industries. Prior to co-founding First Equity Group, Mr. Hollander worked for the Boston Consulting Group, and as a CPA and CMA with Arthur Young & Company (now Ernst & Young). Mr. Hollander received his B.S. in Economics from the Wharton School, University of Pennsylvania and earned an MBA with distinction from Harvard Business School. Mr. Hollander brings his governance, financial reporting, accounting and risk management expertise to our company as a member of our Board of Directors.

Marjorie L. Bowen joined the Board of Directors on April 28, 2021.   For over 10 years, Ms. Bowen has served as a director on over a dozen public and privately held companies in a wide variety of industries including retail and apparel, with her most recent director role being at Centric Brands from May 2020 to October 2020, as well as Navient from May

2019 to May 2020, Genesco from May 2018 to June 2019, ShorTel from August 2016 to September 2017 and previously Talbots. A qualified NYSE and NASDAQ financial expert, Ms. Bowen has chaired Special Committees, Audit Committees, and Restructuring/Strategic Committees.  Prior to her various directorships, Ms. Bowen had a nearly 20-year career in investment banking at Houlihan Lokey, including approximately 10 years as Managing Director where she served as a member of the firm’s senior management team.   As both an investment banker and corporate director, Ms. Bowen has experience with corporate finance and M&A transactions for both healthy and distressed companies.  Ms. Bowen graduated with an M.B.A. from the University of Chicago and holds a B.A., cum laude from Colgate University.   The Board benefits from Ms. Bowen’s significant experience as a public company director with extensive knowledge in corporate governance, financial performance and reporting, and strategic initiatives.  KKR recommended Ms. Bowen to the Board for appointment pursuant to the terms of the Credit Agreement.

Other Executive Officers

Chad Wagenheim has served as our President since October 7, 2019 and also acted as the principal executive officer of the Company from October 7, 2019 through Mr. Conn’s appointment in January 2020. Mr. Wagenheim has been employed by the Company since November 2014, previously serving as Executive Vice President Strategic Development and Operations. Mr. Wagenheim has over 15 years of executive level business, finance and operations experience with well-known consumer brands, ranging from launching high-profile early stage start-ups to growing larger scale public companies across the licensing, retail, wholesale, home, beauty, fashion, media, and Internet industries. Prior to Sequential, Mr. Wagenheim was SVP Finance & Operations for Aerin Lauder's luxury lifestyle brand - AERIN where he established and implemented its strategic & financial business plans, successfully executed the brand's launch (Fall 2012), and drove key initiatives across the company's licensing, wholesale, ecommerce, and retail brick & mortar platforms - with categories focused in the Beauty, Fashion Accessories, and Home Furnishings market segments. Previously Mr. Wagenheim held a similar role in leading all financial and licensing efforts for MSLO’s Retail Merchandising Division. During his nearly 10 years with MSLO, the company successfully diversified the brand's licensing portfolio through a combination of organic growth and new acquisitions, which ultimately lead to the company growing its distribution to over 20,000 doors worldwide and achieving annual retail sales of over $1 billion. Earlier in his career, Mr. Wagenheim held various finance and business management related positions with LivePerson Inc., Prudential Financial, and the United States Department of Defense. Mr. Wagenheim holds a B.S. in Accounting from Monmouth University.

Lorraine DiSanto has been employed and served as our Chief Financial Officer since October 27, 2020. Lorraine DiSanto has over 30 years of accounting, finance, and operations experience. Before joining Sequential Brands, she was the CFO of Herman Miller Group’s retail segment (Nasdaq: MLHR) until March 2020, where she was responsible for leading the finance, business intelligence, IT, and real estate teams. From September 2013 until the Herman Miller acquisition in 2014, she was CFO of Design Within Reach Inc., the largest retailer of authentic modern furniture, where she was responsible for overseeing all business, financial, and legal matters. Lorraine held CFO/COO roles at Totsy.com, a children’s apparel and accessories retailer, as well as at V2V Holdings Inc., a portfolio of marketing services businesses. In addition to leading finance teams, Lorraine has managed IT, Real Estate, Data Analytics and Logistics organizations. She has an MBA in Finance and Information Systems and a BBA in Accounting and Information Systems from Pace University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT

CORPORATE GOVERNANCE

Meetings and Committees

The Board of Directors held ten meetings during 2020, and separately acted by unanimous written consent on eight occasions. Each current director, while serving as a director, attended at least 75% of all the meetings of the Board of Directors and the committees on which such director served. While we have not established a policy with respect to members of the Board of Directors attending annual meetings, directors are generally expected to be in attendance at the annual meeting of stockholders. Our 2020 annual meeting of stockholders was attended in person or telephonically by four directors.

Our shares of common stock are listed on the Nasdaq Capital Market (“Nasdaq”) and are subject to the Nasdaq listing standards that require us to have a majority of our Board of Directors comprised of independent directors and separate committees comprised of independent directors. The Nasdaq definition of independent director includes a series of objective tests, and also requires a subjective review by the Board of Directors.

Pursuant to Nasdaq’s objective tests and the Board of Directors’ subjective review, the Board of Directors has affirmatively determined that four of our five current directors, Hollander, Dionne, Mazzucchelli and Bowen, are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules. In assessing independence, the Board of Directors considered, among other things, the relationships and transactions described under “Certain Relationships and Related Transactions”. Mr. Sweedler does not meet the independence requirements of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules because he is a managing member of Tengram Capital Associates (“TCA”), an entity affiliated with Tengram Capital Partners, L.P. (“TCP”), (see “Certain Relationships and Related Transactions — Reportable Related Party Transactions” for further information). Additionally, former directors Rodney S. Cohen, Al Gossett, Gary Johnson, and Stewart Leonard, Jr. were independent throughout the period in 2020 that each of them served on the Board of Directors.

The Board of Directors has established a separately designated audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and nominating and governance committee (the “Governance Committee”) of the Board of Directors. Our Board of Directors may also establish special committees from time to time to perform specifically delegated functions. The Board of Directors has adopted written charters that govern the conduct and responsibilities of each of the Audit Committee, Compensation Committee and Governance Committee, copies of which may be found on our website at www.sequentialbrandsgroup.com in the section titled “Corporate Governance.” You may also request printed copies of the charters by sending written request to the Secretary at the address set forth on the cover of this Proxy Statement.

Audit Committee.   Our Audit Committee held five meetings during 2020, and separately acted by unanimous written consent on one occasion. The Audit Committee is chaired by Mr. Hollander, and includes Mr. Dionne, Ms. Mazzucchelli and Ms. Bowen, all of whom qualify as “independent” directors within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules and Rule 10A-3(b)(1) promulgated under the Securities Act of 1933, as amended. The Board of Directors has determined that Mr. Hollander qualifies as an audit committee “financial expert” within the meaning of the rules and regulations of the SEC and that each of our other Audit Committee members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication. Among other responsibilities, the Audit Committee reviews the scope and results of quarterly reviews and the year-end audit with management and the independent auditors, reviews and discusses the adequacy of our internal controls, and recommends to the Board of Directors selection of independent auditors for the coming year. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Corporate Governance.”

Compensation Committee.   Our Compensation Committee held six meetings during 2020, and separately acted by unanimous written consent on four occasions. The Compensation Committee includes Mr. Hollander and Ms. Mazzucchelli who both qualify as “independent” directors within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules, including the enhanced independence requirements applicable to members of compensation committees. The Compensation Committee is primarily responsible for determining the compensation of directors and executive officers and administering our equity compensation plans. In connection with its deliberations, the Compensation Committee considers the views of the management with respect to appropriate compensation levels of officers and directors and may engage compensation experts to provide independent advice regarding market trends and other competitive considerations. The Compensation Committee did not engage any third party consultants during the year ended December 31, 2020. The Compensation Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Corporate Governance.” The Compensation Committee has the authority to delegate its responsibilities listed in the Compensation Committee charter to subcommittees comprised of one or more members of the Compensation Committee, or to the Company’s Executive Chairman with respect to the grants of equity awards to any of our officers other than officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the Compensation Committee determines such delegation would be in the best interest of the Company.

Governance Committee.   Our Governance Committee did not hold any meetings during 2020 and acted by unanimous written consent on two occasions. Our Governance Committee includes Mr. Hollander and Mr. Dionne who both qualify as “independent” directors within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules. The Governance Committee reviews and makes recommendations regarding the functioning of the Board of Directors as an entity, assists the Board of Directors in defining and assessing qualifications for membership on the Board of Directors, identifies and recommends qualified individuals to serve as members of the Board of Directors and recommends corporate governance principles applicable to the Company. The Governance Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Corporate Governance.”

Director Nominations

The Governance Committee reviews persons who are candidates for election to our Board of Directors and makes a recommendation with respect to such candidates to our Board of Directors. Our full Board of Directors, then reviews those members who are candidates for election to our Board of Directors and makes the final determination regarding whether to nominate a candidate to the Board of Directors for election for the next term. The Governance Committee’s methods for identifying candidates for election to the Board of Directors (other than those proposed by our stockholders, as discussed below, and other than candidates that we are contractually obligated to nominate pursuant to written agreements) include the solicitation of ideas for possible candidates from a number of sources, including existing members of the Board of Directors, our executive officers, individuals personally known to the members of the Board of Directors and other research. We may also from time to time retain one or more third-party search firms to identify suitable candidates.

In carrying out its function to nominate candidates for election to our Board of Directors, upon recommendation from our Governance Committee, our Board of Directors considers the mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. Our Board of Directors believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in our Board of Directors’ activities, including attendance at and active participation in meetings of our Board of Directors, and not have other personal or professional commitments that would, in our Board of Directors’ judgment, interfere with or limit such candidate’s ability to do so. Our Board of Directors has no stated specific minimum qualifications that must be met by a candidate for a position on our Board of Directors.

Our Governance Committee and Board of Directors will consider nominees recommended by stockholders. For a stockholder recommendation to be considered by our Governance Committee and Board of Directors as a potential candidate at an annual meeting, the recommendation must be received on or before the deadline for receipt of stockholder proposals to be included in our proxy statement for such meeting. The recommendation should be addressed to our Secretary at c/o Sequential Brands Group, Inc., 1407 Broadway, 38th Floor, New York, New York 10018. If a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our amended and restated bylaws (the “Bylaws”) as they pertain to director nominations. A stockholder of the Company may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Bylaws, including the notice deadlines, which are discussed under “2021 Stockholder Proposals.” In addition, the notice must be made in writing and set forth as to each proposed nominee who is not an incumbent director (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the class and number of shares of the Company’s stock owned beneficially and of record by such person and (iv) any other information concerning the nominee that must be disclosed respecting nominees in proxy solicitations pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

The Company has granted the lenders under the Company’s Credit Agreement with Wilmington Trust, National Association, as administrative agent and collateral agent the right to appoint an independent majority of the Board of Directors, inclusive of current directors Marjorie Bowen, Silvia Mazzucchelli and John Dionne, until such time as no amounts are owed to such lenders under the Credit Agreement.  The Company’s bylaws provide that, effective April 1, 2021, the Board may not increase the number of directors to more than five members.

Board Leadership Structure

In connection with the closing of our financing transaction with TCP WR in February 2012, Mr. Sweedler was appointed Chairman of our Board of Directors. From January 2020 to October 2020, Mr. Conn served as our Chief Executive Officer, Secretary and a director. As of October 27, 2020, Mr. Sweedler, who has a deep knowledge of the consumer industry and significant experience in managing and developing brands, is serving as Executive Chairman and principal executive officer of the Company. The Board of Directors believes that its current leadership structure best serves the objectives of the Board of Directors’ oversight of management, the ability of the Board of Directors to carry out its roles and responsibilities on behalf of the stockholders and our overall corporate governance. The Board of Directors, however, periodically reviews the leadership structure and may make changes in the future.

Diversity

The Board of Directors does not have a formal policy with respect to director nominee diversity. In selecting nominees to the Board of Directors, the Board of Directors is committed to building and maintaining an ideal mix of talent and experience to achieve our business objectives in the current environment, and the Board of Directors assesses the effectiveness of this process when reviewing the composition of the Board of Directors each year. In particular, the Board of Directors considers expertise, depth of knowledge in key areas that are important to us and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us. The Board of Directors believes this diversity is demonstrated in the range of experiences, qualifications and skills of the current members of the Board of Directors.

Communications with the Board of Directors

You may communicate with our Board of Directors, or with any individual director, by sending communications via email to boardofdirectors@sbg-ny.com or by telephoning the Secretary at the Company’s principal executive offices, who will then relay the communications to the Board of Directors.

Communications are relayed to the Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors be excluded, including junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be relayed, with the provision that any communication that is not relayed will be made available to any director upon such director’s request.

Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman by letter to 1407 Broadway, 38th Floor, New York, New York 10018, marked for the attention of the Chairman, as applicable.

Board Oversight of Risk Management

Our Board of Directors, as a whole and also at the committee level, is responsible for overseeing risk management. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our Board of Directors in setting our business strategy is a key part of our assessment of risk management, including with respect to cybersecurity risks, and the determination of what constitutes an appropriate level of risk for the Company. Members of our Board of Directors discuss with management our major risk exposures, including with respect to the Company’s credit, liquidity, proposed acquisitions and operations as well as other risks associated with the Company’s business, their potential impact on the Company and the steps taken by management to manage these risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements as well as the Company’s benefit plans. The Audit Committee oversees management of financial risks and potential conflicts of interest with related parties. The Governance Committee oversees risks associated with the independence of the Board of Directors. In addition, our Board of Directors and its committees may retain, on such terms as they determine in their sole discretion, independent legal, financial and other consultants and advisors to advise and assist them in fulfilling their oversight responsibilities.

Code of Ethics and Business Conduct

We have adopted a written code of ethical conduct (the “Code of Ethics”) applicable to all members of the Board of Directors and to all of our employees and executive officers, including our Executive Chairman and Chief Financial Officer. The Code of Ethics constitutes a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable Nasdaq Stock Market’s Listing Rules. Our Code of Ethics is also made available on our website located at www.sequentialbrandsgroup.com in the section titled “Corporate Governance.” You may also request a copy of the Code of Ethics by writing or calling us at:

Sequential Brands Group, Inc.
Attn: Investor Relations
1407 Broadway, 38th Floor
New York, New York 10018
(646) 564-2577

Any amendment or waiver of the Code of Ethics pertaining to a member of the Board of Directors or one of our executive officers will be disclosed on our website (www.sequentialbrandsgroup.com) within four business days. We granted no waivers under our Code of Ethics in 2020.

EXECUTIVE COMPENSATION

Determination of Executive Compensation

The Compensation Committee of the Board of Directors is responsible for overseeing the Company’s executive compensation policies and practices, including levels and structure of compensation for the Company’s executive officers, which are currently submitted to the Board of Directors for ratification. Specifically, among other things, the Compensation Committee is responsible for:

●	Formulating, evaluating and approving compensation for the Company’s executive officers, including the Executive Chairman, Chief Financial Officer and President, which compensation is intended to reward executive officers for their contributions to the Company’s growth and profitability, and recognize individual initiative, leadership, achievement, and other valuable contributions to the Company;
●	Overseeing and approving all compensation programs involving the issuance of the Company’s stock and other equity securities under the Company’s long-term incentive plans;
●	Annually assessing the risks associated with the Company’s compensation practices, policies and programs to determine whether the risks arising from such practices, policies and programs are appropriate or reasonably likely to have a material adverse effect on the Company;
●	Periodically reviewing compensation practices and trends of other companies to assess the reasonableness and adequacy of the Company’s executive compensation programs and policies; and
●	Securing the services of external compensation consultants or other experts, as necessary and appropriate.

Each year, the Compensation Committee reviews the Company’s executive officer compensation, including the compensation structure and levels of compensation paid to the executive officers in the prior year (as disclosed in the Summary Compensation Table on page 21 for our named executive officers), and determines any needed adjustments to our compensation policies and practices so that such policies and practices continue to reflect the Company’s commitment to aligning executive compensation practices with the interests of the Company’s stockholders. The Compensation Committee may consult with the Executive Chairman and the Chief Financial Officer on the performance of the Company’s other executive officers. However, neither the Executive Chairman nor the Chief Financial Officer may be present during any Compensation Committee or Board deliberations or voting with respect to each of their own compensation packages.

Compensation Philosophy and Objectives

The Company’s overall compensation philosophy is to “pay for performance.” The Company’s compensation plans, policies and practices are designed to provide compensation that motivates executive officers to achieve corporate strategic and financial goals and to reward them for short- and long-term financial performance in order to maximize stockholder value. In addition, these plans, policies and practices and the compensation paid thereunder are structured to be competitive with other companies in order to attract and retain high performing executive talent. The Company’s executive compensation program is designed specifically to:

●	Support the achievement of the Company’s short- and long-term strategic and financial objectives;
●	Reward executive officers for continuous improvement of financial metrics and achievement of strategic objectives;
●	Align executive interests with the interests of our stockholders; and

●	Attract and retain highly talented, results-driven executive officers.

2020 Named Executive Officers

The following individuals comprise our “named executive officers”:

●	William Sweedler – Executive Chairman (appointed on October 27, 2020 and serves as principal executive officer on and following that date)
●	Chad Wagenheim — President (Effective October 7, 2019) (Acted as interim principal executive officer through January 6, 2020. On and following such date, Mr. Wagenheim continued his role as President.)
●	David Conn – Former Chief Executive Officer (served in this position until employment ended October 27, 2020)
●	Lorraine DiSanto – Chief Financial Officer (employment effective October 27, 2020)
●	Peter Lops — Former Chief Financial Officer (served in this position until employment ended on January 6, 2020)
●	Daniel Hanbridge — Former Interim Chief Financial Officer (served as Chief Financial Officer until October 27, 2020; served as SVP, Finance until employment ended on November 16, 2020)

Named Executive Officer Transitions

Chief Executive Officer Transition

At the beginning of 2020, Mr. Chad Wagenheim served as our temporary principal executive officer until Mr. David Conn’s appointment as Chief Executive Officer of Sequential on January 6, 2020. On October 27, 2020, Mr. Conn left his position as Chief Executive Officer of Sequential.  In connection with Mr. Conn’s termination, Mr. William Sweedler assumed the position of Executive Chairman and Principal Executive Officer. The terms of the termination agreement with Mr. Conn are described in more detail in “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Summary of Employment Agreements and Transition Agreements”.

Chief Financial Officer Transition

On January 6, 2020, Mr. Peter Lops resigned from his positions as Chief Financial Officer and Principal Financial and Accounting Officer of Sequential. Per the transition agreement between Sequential and Mr. Lops dated January 6, 2020, Mr. Lops agreed to act as a consultant to the Company through March 31, 2020. The terms of the transition agreement are described in more detail in “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Summary of Employment Agreements and Transition Agreements”.

Following Mr. Lops’ resignation, Mr. Daniel Hanbridge served as Senior Vice President – Finance and Interim Chief Financial Officer (Principal Financial and Accounting Officer) of Sequential. Effective October 27, 2020, Ms. Lorraine DiSanto was hired as the Chief Financial Officer and Co- Principal Financial and Accounting Officer along side Mr. Hanbridge. Ms. DiSanto transitioned into these roles prior to Mr. Hanbridge’s departure. Effective November 16, 2020, Mr. Hanbridge resigned from his position as Senior Vice President – Finance and Interim Chief Financial Officer (Co-Principal Financial and Accounting Officer). The terms of Mr. Hanbridge’s transition agreement are described in more detail in “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Summary of Employment Agreements and Transition Agreements”.

Results of the Company’s 2020 Say-on-Pay Vote

At the Company’s annual meeting of stockholders held in June 2020, the Company’s stockholders were asked to approve the compensation paid to the Company’s named executive officers for fiscal 2019. 74.5% of the votes cast on the say-on-pay proposal at that annual meeting were voted in favor of the proposal. The Compensation Committee and the Board had enacted changes in the previous year by increasing the level of Company performance required to receive any payout under our annual cash incentive plan and the compensation arrangements approved for our Executive Chairman and Chief Financial Officer also reflect lower levels of overall target compensation than their respective predecessors.

The Company regularly engages with our stockholders to discuss a variety of aspects of our business and welcomes stockholder input and feedback, including on compensation matters.  The Compensation Committee believes that the say-on-pay vote serves as an additional tool to guide the Board of Directors and the Compensation Committee in ensuring alignment of the Company’s executive compensation programs with stockholder interests.

The Compensation Committee continues to work so that the design of the Company’s executive compensation program is focused on long-term stockholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks. The Compensation Committee also uses the say-on-pay vote as a guidepost for stockholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing stockholder engagement, communication and transparency.

Elements of 2020 Compensation

Annual Cash Compensation

●	Base Salary provides a portion of compensation that is fixed to provide executive officers with a certain level of financial security and to attract and retain critical talent. Each executive officer’s base salary level is designed to compensate the executive officer in a way that is competitive and indicative of his or her knowledge, skills, abilities and future potential. When making base salary adjustments, the Compensation Committee considers the performance of the Company, the overall performance and future potential of the individual executive officer, the economic environment and competitive pay positioning. In June 2020, in response to the unprecedent effects of the COVID-19 pandemic, Mr. Hanbridge, Mr. Conn, and Mr. Wagenheim agreed to reduce their base salary by 30% from June 1, 2020 through December 31, 2020; however, the Compensation Committee restored the base salaries to their previous levels on October 1, 2020.
●	The Annual Performance Bonus for Mr. Conn, our former Chief Executive Officer, was based on the attainment of certain adjusted EBITDA targets established by the Compensation Committee. The annual performance bonus is consistent with the Company’s pay for performance philosophy in that it requires the Company to meet financial objectives in order for bonus compensation to become payable. In addition, the design fosters teamwork and creates the incentive for each executive officer to work towards the Company, as a whole, being successful. The Compensation Committee believes this metric is a strong indicator of financial performance and that linking bonus compensation to the achievement of adjusted EBITDA targets closely aligns the financial interests of the executive officers with the interests of stockholders. None of our other executive officers were eligible to receive an annual performance bonus and were only eligible to receive discretionary bonuses, as described below.
●	Discretionary Bonuses may be awarded to executive officers subject to approval from the Compensation Committee, which may be used in recognition of performance or promotions or for retention purposes. During 2020, the Compensation Committee awarded the following discretionary bonuses:
o	In connection with his appointment as President and the amendment of his employment letter in January 2020, Mr. Wagenheim (i) received a discretionary bonus of $325,000 in recognition of his promotion and extraordinary individual performance during 2019 and (ii) was granted a $250,000 cash incentive bonus in lieu of a stock grant payable $62,500 in connection with the entry into the amendment and $187,500 on October 1, 2020 subject to his continued employment through such date.

o	In connection with his appointment as Senior Vice President – Finance and Interim Chief Financial Officer and the amendment of his employment letter in January 2020, Mr. Hanbridge was awarded (i) a discretionary bonus of $50,000 in recognition of his promotion and extraordinary individual performance during 2019, which was paid by March 31, 2020 upon his continued employment through such date and (ii) a $50,000 cash incentive bonus in lieu of a stock grant payable $5,000 on January 15, 2020 and $45,000 on October 1, 2020 upon his continued employment through such date.

Long-Term Incentive Compensation

The Compensation Committee believes long-term incentives are beneficial to stockholders and a key component of overall executive compensation. The primary focus in granting long-term incentives is to:

●	Align executive officers’ financial interest with the long-term interests of our stockholders;
●	Support the achievement of strategic objectives and goals, which tend to be longer-term;
●	Focus executive officers’ behavior on long-term value creation;
●	Promote executive officers’ retention by providing financial rewards that are achieved over a period of years; and
●	Provide executive officers with an opportunity to acquire an ownership interest in the Company.

Over the years, we have used a combination of forms of long-term equity compensation: time-based restricted stock and restricted stock units and PSUs. The Compensation Committee considers the value of the award as a component of total direct compensation. In deciding which type of equity award to grant to executive officers, the Compensation Committee may consider the number of shares necessary to deliver the intended value appropriate for each named executive officer and his or her position and level of responsibility within the Company. The Company’s intent is to focus executive officers on driving stockholder value by placing more emphasis on pure performance-based compensation, as these awards, which we grant as performance stock units (“PSUs”), have no value unless the Company achieves a threshold level of certain performance metrics.

All equity awards are granted pursuant to, and are subject to the terms and conditions of, the Sequential Brands Group, Inc. 2013 Stock Incentive Compensation Plan (the “2013 Stock Incentive Plan”), which we assumed in 2015.

Time-Based Restricted Stock and Restricted Stock Units

Time-based restricted stock and restricted stock units (“RSUs”) typically vest over a three-year period after the grant date. While restricted stock and restricted stock units have inherent intrinsic value when granted, they deliver greater value as the price of the Company’s common stock appreciates over time. The intrinsic value at grant date tends to provide continued incentive even if the stock price decreases following the grant date and, as such, they continue to motivate executive officers to sustain their efforts towards achieving corporate goals. If the executive officer terminates employment before vesting occurs, all unvested shares or units are cancelled immediately, unless otherwise stipulated in the respective employment agreement.

On January 6, 2020, the Company granted to Mr. Conn 5,000 shares of restricted stock (after giving effect to our reverse stock split), which fully vested on the date of grant, and 10,000 RSUs (after giving effect to our reverse stock split), which were scheduled to vest in equal annual installments on each of the first three anniversaries of the date of grant. In connection with the termination of his employment and pursuant to the terms of his separation agreement and general release, the unvested RSUs were fully accelerated effective as of the expiration of the release revocation period.

Performance Stock Units

On January 6, 2020, the Company granted 22,500 PSUs (after giving effect to our reverse stock split) to Mr. Conn as an inducement to accept his appointment as CEO of the Company. The inducement grants were made as an inducement award in accordance with NASDAQ Listing Rule 5635(c)(4) and were not granted under the Company’s 2013 Stock Incentive Plan but are subject to the same terms and conditions as provided in the 2013 Plan. One-third of the award shall be eligible to vest on each of December 31, 2020, 2021 and 2022, based on achievement of the performance goals to be deremined by the Board for each calendar year. However, performance goals were never approved under these PSUs and  in connection with the termination of his employment and pursuant to the terms of his separation agreement and general release, Mr. Conn forfeited all of these PSUs.

Executive Employment Agreements

The Company has entered into employment agreements or employment letters with each of our named executive officers. The Company believes employment agreements are an effective recruiting and retention tool for its executive officers. The Company also believes employment agreements help protect certain interests of the Company by prohibiting post-termination competition, disclosure of confidential information and solicitation of employees and customers. All of the Company’s employment agreements have severance provisions and noncompetition and nondisclosure clauses, which encourage executive officers to remain committed to the business and discourage them from collaborating with competitors in order to prevent critical confidential information from leaking to competitors. In addition, all employment agreements require executives to release all claims against the Company in order to receive severance payments. The terms of the agreements with each named executive officer are described in more detail in “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Summary  of Employment Agreements and Transition Agreements”.

Benefits and Other Compensation

Retirement Plans

The Company believes that providing retirement benefits allows the Company to be competitive in attracting and retaining talented executives and to reward executive officers for long-time service to the Company. The Company’s 401(k) plan is a tax qualified retirement savings plans pursuant to which the Company’s employees, including the executive officers, are able to make pre-tax contributions from their eligible compensation. The Company made a matching contribution for all participants during 2020. This matching contribution is reflected in the “Summary Compensation Table” in the column titled “All Other Compensation”.

Perquisites and Other Personal Benefits

The Company also provides the executive officers with limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior executive talent. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers, which for 2020 included a travel or car allowance for Mr. Lops. The costs associated with providing these benefits for the executive officers are reflected in the “Summary Compensation Table” in the column titled “All Other Compensation”. For more information on these benefits, see the “All Other Compensation” column of the Summary Compensation Table on page 21.

Summary Compensation Table

The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2020 and 2019 by our named executive officers.

				Stock	All Other
		Salary	Bonus(2)	Awards(3)	Compensation(4)	Total
Name and Principal Position(1)	Year	($)	($)	($)	($)	($)
William Sweedler(5) Executive Chairman (PEO)	2020	—	—	—	—	—
Chad Wagenheim	2020	424,000	575,000	—	12,819	1,011,819
President	2019	409,000	625,000	—	11,200	1,045,200
David Conn Former Chief Executive Officer (Former PEO)	2020	$433,182	$—	$555,000	$220,000	$1,208,182
Lorraine DiSanto Chief Financial Officer	2020	59,091	—	—	—	59,091
Peter Lops	2020	6,818	—	—	113,495	120,313
Former Chief Financial Officer	2019	445,929	—	—	29,200	475,129
Daniel Hanbridge Former Senior Vice President - Finance & Interim Chief Financial Officer	2020	194,327	100,000	—	11,400	305,727

(1)	Mr. Sweedler was appointed as our Executive Chairman (and Principal Executive Officer) effective October 27, 2020. Mr. Conn stepped down from his position as Chief Executive Officer effective on this same date. Mr. Lops resigned as our Chief Financial Officer effective as of January 6, 2020 and Mr. Hanbridge assumed the position of Interim Chief Financial Officer effective this same date. Lorraine DiSanto was hired as our Chief Financial Officer effective October 27, 2020, serving as co-principal financial and accounting officer until Mr. Hanbridge’s departure on November 16, 2020. Mr. Hanbridge resigned from his employment as Senior Vice President – Finance and co-principal financial and accounting officer on November 16, 2020.
(2)	For 2020, the amounts reported in this column represent: (i) for Mr. Wagenheim, a discretionary bonus of $325,000 paid in January 2020 and a cash incentive bonus of $250,000 payable $62,500 in January 2020 and $187,500 in October 2020 and (ii) for Mr. Hanbridge, a discretionary bonus of $50,000 paid in March 2020 and a cash incentive bonus of $50,000 payable $5,000 in January 2020 and $45,000 in October 2020. For additional information regarding these bonuses, see “Elements of 2020 Compensation—Annual Cash Compensation” above.
(3)	The amounts in this column represent the grant date fair value of restricted stock, RSUs and PSUs granted during 2020, calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”). Mr. Conn forfeited his 2020 award of PSUs, which makes up $333,000 of the total included in this column in connection with his termination of employment. For additional information on the valuation assumptions with respect to the stock awards granted, please see Note 13 to our consolidated financial statements included in the 2020 Annual Report. For additional information regarding the awards granted to Mr. Conn, see “Elements of 2020 Compensation—Long-Term Incentive Compensation” above.
(4)	The amounts set forth in this column for 2020 represent: (i) for Mr. Wagenheim, Company paid 401(k) match of $11,400 and $1,419 for a company prize; (ii) for Mr. Conn, Company paid severance of $220,000; (iii) for Mr. Lops, Company paid post-employment consulting fees of $112,500 and 401(k) match of $995; and (iv) for Mr. Hanbridge, Company paid 401(k) match of $11,400.
(5)	Mr. Sweedler is the principal of our largest stockholder and did not receive any compensation for his service on the Board of Directors prior to his appointment as Executive Chairman, and he has agreed not to receive any compensation for his service as Executive Chairman.

Narrative Disclosure to Summary Compensation Table

Summary of Employment Agreements, Separation Agreements and Transition Agreements

Certain of the amounts set forth in the “Summary Compensation Table” are provided for in employment agreements and employment letters with our named executive officers. We also entered into a transition agreement with Mr. Lops and a separation agreement with Mr. Conn in connection with their respective departures. The material terms of such agreements with our named executive officers are summarized below:

Chad Wagenheim.  On January 24, 2020, Mr. Wagenheim and the Company entered into an employment letter that amended Mr. Wagenheim’s previous employment arrangements with the Company (collectively, the “Wagenheim Agreement”). Under the terms of the Wagenheim Agreement, Mr. Wagenheim is entitled to an annual base salary of $450,000, which was temporarily reduced by 30% on June 1, 2020 pursuant to an amendment, and eligibility to participate in the Company’s annual bonus program with a target annual bonus opportunity equal to 100% of his base salary. In recognition of his promotion and his extraordinary individual performance during 2019, Mr. Wagenheim received a discretionary bonus of $325,000. Additionally, Mr. Wagenheim received a cash incentive bonus of $250,000 in lieu of an equity award, which was paid $62,500 in January 2020 and $187,500 in October 2020, subject to his continued employment through that date. Under the Wagenheim Agreement, upon a termination of his employment without cause, he will be eligible to receive severance equal to one year of base salary and, if not yet paid, the cash incentive bonus described above. Additionally, any unpaid cash incentive bonus would be paid upon Mr. Wagenheim’s death or disability.

David Conn. In connection with his appointment as Chief Executive Officer of Sequential, we entered into an employment agreement with Mr. Conn dated January 6, 2020, which provided for a base salary of $600,000, which was subsequently temporarily reduced by 30% on June 1, 2020 pursuant to an amendment to the employment agreement, an annual bonus target of 100% of base salary, and an initial grant of equity awards, as described under “Elements of 2020 Compensation—Long-Term Incentive Compensation” above. Mr. Conn’s employment agreement also provided him with certain severance benefits, which he received in connection with the termination of his employment as described below.

On October 27, 2020, Mr. Conn and the Company mutually agreed to terminate his position as Chief Executive Officer and further he resigned as Secretary and Director of Sequential. Per the separation agreement and general release (the “Conn Separation Agreement”) between Sequential and Mr. Conn dated October 30, 2020, Mr. Conn will receive (i) one year of base salary payable over the 6-month period following termination, (ii) reimbursement of $60,000 for salary reduction related to the period from June 1, 2020 to September 30, 2020, and (iii) coverage of premiums for the continuation of medical benefits under COBRA for 12 months.  In addition, Mr. Conn’s unvested RSUs were accelerated and became fully vested after the expiration of the release revocation period.  Mr. Conn’s unvested PSUs were forfeited as of the termination date.  As a condition to payment of such amounts, Mr. Conn executed a release of claims against Sequential and its affiliates.

Lorraine DiSanto.  On October 27, 2020, Lorraine DiSanto was hired as the Company’s Chief Financial Officer and co-principal financial and accounting officer until Mr. Hanbridge’s departure on November 16, 2020. Upon Mr. Hanbridge’s resignation, Ms. DiSanto served as the sole principal financial and accounting officer.  In connection with her appointment as the Chief Financial Officer, the Company and Ms. DiSanto entered into an employment letter, which provides for an annual base salary of $325,000 and a discretionary annual performance bonus beginning in 2021 of up to 50% of her annual base salary. Ms. DiSanto’s employment letter does not contain eligibility for any severance payments or benefits upon termination.

Peter Lops.   Mr. Lops resigned from his position as Chief Financial Officer of the Company effective as of January 6, 2020. In connection with his separation from the Company, Mr. Lops entered into a Transition Agreement on January 6, 2020 (the “Lops Transition Agreement”).  The Lops Transition Agreement provided that all of Mr. Lops’ unvested RSUs and PSUs were forfeited. Pursuant to the Lops Transition Agreement, Mr. Lops agreed to serve as an independent contractor to the Company and was entitled to payment for such services as follows: (i) $56,000 on January 15, 2020 and (ii) $56,500 on March 10, 2020.  The Lops Transition Agreement includes customary terms and conditions, including a release of claims.

Daniel Hanbridge.  On January 6, 2020, in connection with his appointment as Senior Vice President – Finance and Interim Chief Financial Officer, Mr. Hanbridge and the Company entered into an employment letter which provided for a base salary of $250,000, which was subsequently temporarily reduced by 30% on June 1, 2020 pursuant to an amendment to the employment letter, an annual bonus target of 40% of base salary, a discretionary bonus of $50,000 paid March 2020, and a cash incentive bonus in lieu of a stock grant of $50,000, paid as to $5,000 in January 2020 and $45,000 in October 2020, subject to his continued employment through that date. Under the employment letter, Mr. Hanbridge would be eligible for severance equal to six months of his base salary upon a termination by the Company without cause. Mr. Hanbridge stepped down from his position as Interim Chief Financial Officer effective October 27, 2020 and resigned as Senior Vice President – Finance and co-principal financial and accounting officer of the Company on November 16, 2020.

Outstanding Equity Awards at Fiscal Year-End 2020

The following table sets forth the information with respect to equity awards under the 2013 Stock Incentive Plan held by each of the named executive officers as of December 31, 2020.

Stock Awards
Equity incentive
			Equity incentive	plan awards:
			plan awards:	market or payout
		Market value of	number of	value of unearned
	Number of Shares or	shares or units of	unearned shares,	shares, units or
	units of stock that	stock that have not	units or other rights	other rights that
	have not vested(2)	vested(3)	that have not vested	have not vested
Name(1)	(#)	($)	(#)	($)
Chad Wagenheim	1,666	23,907	—	—

(1)	Mr. Conn, Mr. Sweedler, Mr. Lops, Mr. Hanbridge and Ms. DiSanto did not hold any unvested Company equity awards as of December 31, 2020.
(2)	Mr. Wagenheim held 1,666 time-based RSUs that will vest on November 1, 2021.
(3)	The market value is based on the closing market price of our common stock as of December 31, 2020, which was $14.35 per share, multiplied by the number of shares of common stock subject to the award.

DIRECTOR COMPENSATION

The following table details the total compensation for services rendered in all capacities by the Company’s non-employee directors serving on our Board of Directors for the year ended December 31, 2020:

	Fees Earned or
	Paid in Cash	Stock Awards(1)	Total
Name	($)	($)	($)
Aaron Hollander	$108,750	$—	$108,750
Al Gossett	90,000	—	90,000
Gary Johnson	90,000	—	90,000
Stewart Leonard, Jr.	90,000	—	90,000
John Dionne	13,315	—	13,315
Silvia Mazzucchelli	33,315	—	33,315
Martha Stewart	—	—	—
Rodney S. Cohen	—	—	—

(1)	Mr. Cohen resigned as a director on May 21, 2020, Mr. Dionne was appointed as a director on November 13, 2020 and Ms. Mazzucchelli was appointed as a director on August 11, 2020. In March 2021, Mr. Al Gossett, Mr. Gary Johnson, Mr. Stewart Leonard, Jr. and Ms. Martha Stewart resigned from our board of directors.

(2)	The amounts in this column represent the grant date fair value with respect to shares of restricted stock calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to these stock awards, please see Note 13 to our consolidated financial statements included in the 2020 Annual Report. As of December 31, 2020, there are no unvested equity awards outstanding for the any of the directors.

Compensation for non-employee directors was comprised of a mix of cash and equity-based compensation as follows: (i) an annual cash retainer of $100,000 and (ii) an annual cash retainer of $25,000 for the Audit Committee chairman. Our directors are also reimbursed for reasonable out-of-pocket and travel expenses associated with attendance at the meetings of the Board of Directors and the committees thereof. The Compensation Committee reviews director compensation annually and makes a recommendation to the Board of Directors with respect to compensation and benefits provided to the members of the Board of Directors. An executive officer currently employed or employed in the last three years who serves on our Board of Directors does not receive additional compensation for serving on the Board of Directors.

For 2020, the Board of Directors approved a one-time waiver of non-employee director compensation that waives the $100,000 payable in shares of restricted stock as compensation for fiscal year 2020. Due to the impact of COVID-19, on May 18, 2020 the Board of Directors consented to reduce their 2020 compensation.  The fees were reduced by 10% for the fiscal year 2020.  Additionally, Mr. Hollander waived the unpaid portion of his fee received in connection with his position as Chair of the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Company’s Code of Ethics provides that all directors and employees, including executive officers, have a duty to avoid financial, business or other relationships that might cause a conflict of interest with the performance of their duties and that employees should conduct themselves in a manner that avoids even the appearance of conflict between personal interests and those of the Company.

Pursuant to the philosophy of the Code of Ethics, members of the Board of Directors, director nominees, and executive officers are expected to disclose to the Board of Directors any direct or indirect personal interest they may have in a material transaction. Directors also are expected to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interest of the Company. Approval of any such transaction with respect to any director, director nominee or executive officer may be made only by the Board of Directors or a committee of the Board of Directors. While the Company does not have a related party transaction policy for persons other than employees and directors and their affiliates, the Company also monitors the material transactions of stockholders who beneficially own greater than 5% of the Company’s outstanding shares.

Except as discussed above, the Company has not prescribed any specific standards to be applied when assessing material transactions. There were no instances since January 1, 2020 in which an executive officer, director or director nominee engaged in such a transaction with the Company, either directly or indirectly, without first obtaining approval.

Reportable Related Party Transactions

Consulting Services Agreement with Tengram Capital Partners, L.P. (f/k/a Tengram Capital Management L.P.)

Pursuant to an agreement with Tengram Capital Partners, L.P., formerly known as Tengram Capital Management, L.P. (“TCP”), an affiliate of Tengram Capital Partners Gen2 Fund, L.P., which is one of the Company’s largest stockholders, the Company had engaged TCP, effective as of January 1, 2013, to provide services to the Company pertaining to (i) mergers and acquisitions, (ii) debt and equity financing and (iii) such other related areas as the Company may reasonably request from time to time (the “TCP Agreement”). The TCP Agreement remained in effect for a period continuing through the earlier of five years or the date on which TCP and its affiliates cease to own in excess of 5% of the outstanding shares of common stock in the Company. On August 15, 2014, the Company consummated transactions pursuant to an agreement and plan of merger, dated as of June 24, 2014 (the “Galaxy Merger Agreement”) with SBG Universe Brands LLC, a Delaware limited liability company and the Company’s direct wholly-owned subsidiary (“LLC Sub”), Universe Galaxy Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of LLC Sub, Galaxy Brand Holdings, Inc. and Carlyle Galaxy Holdings, L.P. (such transactions, collectively, the “Galaxy Acquisition”). In connection with the Galaxy Merger Agreement, the Company and TCP entered into an amendment to the TCP Agreement (the “Amended TCP Agreement”), pursuant to which, among other things, TCP was entitled to receive annual fees of $0.9 million beginning with fiscal year 2014.  The Amended TCP Agreement terminated as of December 31, 2019.

The Company paid TCP $0.2 million and $0.9 million for services under the Amended TCP Agreement during the years ended December 31, 2020 and 2019, respectively. At December 31, 2020, there was less than $0.1 million due to TCP for reimbursement of expenses. At December 31, 2019, there was $0.2 million due to TCP for services and less than $0.1 million due for reimbursement of expenses. These amounts are included in operating expenses from continuing operations in the Company’s consolidated financial statements. The Company paid $1.8 million in transaction fees to TCP related to the sale of MSLO during the year ended December 31, 2019 recorded in discontinued operations in the Company’s consolidated financial statements.

The controlling partner at TCP, William Sweedler, assumed the role of Executive Chairman and Principal Executive Officer of the Company as of October 27, 2020. Mr. Sweedler will not be receiving any cash compensation in connection with serving as Executive Chairman.

Transactions with Tommie Copper, Inc.

The Company entered into an agreement with Tommie Copper, Inc. (“TCI”), an affiliate of TCP, under which the Company received a vendor placement fee for facilitating certain distribution arrangements.  During the year ended December 31, 2019, the Company reserved $2.9 million related to the outstanding receivable balance recorded in operating expenses from continuing operations in the consolidated statement of operations as TCI could not adhere to its original payment terms and new extended payment terms had been negotiated. During the year ended December 31, 2020, the Company recorded a recovery of $1.5 million upon receipt of final payment from TCI in operating expenses from continuing operations in the consolidated Statement of Operations. At December 31, 2020, the Company had no net current receivable due from TCI. At December 31, 2019, the Company had a net current receivable of $0.1 million due from TCI.

Transactions with Galaxy Active (new entity originated from. E.S. Originals, Inc.)

A former division president, Eddie Esses, who is no longer an employee of the Company as of January 1, 2021, maintained a passive ownership interest in one of the Company’s licensees, Galaxy Active. The Company receives royalties from Galaxy Active under license agreements for certain of the Company’s brands in the footwear category. The Company recorded $5.4 million and $4.9 million of revenue for the years ended December 31, 2020 and 2019, respectively, for royalties, commissions and advertising revenue earned from Galaxy Active license agreements. At December 31, 2020, the Company had recorded $1.0 million as accounts receivable from Galaxy Active in the consolidated balance sheet. At December 31, 2019, the Company had $2.8 million recorded as accounts receivable and $0.2 million as a long-term receivable in other assets from Galaxy Active in the consolidated balance sheet.

In addition, the Company entered into a license-back agreement with Galaxy Active under which the Company reacquired the rights to certain international territories in order to re-license these rights to an unrelated party. No license-back expense was recorded for the year ended December 31, 2020. The Company recorded approximately $1.3 million in license-back expense for the year ended December 31, 2019.

Transactions with Centric Brands Inc. (f/k/a Differential Brands Group, Inc.)

During the fourth quarter of 2018, Centric Brands, Inc. (“Centric”) acquired a significant portion of Global Brands Group Holding Limited’s (“GBG”) North American licensing business.  The Company entered into an agreement with Centric, a former affiliate of TCP, under which the Company received a rights transfer fee of $4.0 million related to the Joe’s license.  During the fourth quarter of 2019, the Company and Centric entered into a license agreement under the Jessica Simpson brand.  The Company recorded approximately $6.4 million for royalty revenue earned from the Centric license agreements for the year ended December 31, 2020. The Company recorded $6.6 million for royalty revenue earned from continuing operations from Centric for the year ended December 31, 2019.  At December 31, 2020, the Company had $3.7 million recorded as accounts receivable from Centric in the consolidated balance sheet. At December 31, 2019, the Company had $1.0 million recorded as accounts receivable from Centric in the consolidated balance sheets. At December 31, 2020 and December 31, 2019, the Company had accrued $0.9 million payable as accounts payable and accrued expenses to Centric in the consolidated balance sheets. As of October 9, 2020, Centric emerged from Chapter 11 bankruptcy and as of that date is no longer an affiliate of TCP.

Transactions with Daytona Apparel Group

During the third quarter of 2020, the Company and Daytona Apparel Group (“Daytona”), an affiliate of TCP, entered into a license agreement under the Ellen Tracy brand. The Company recorded less than $0.1 million for royalty revenue earned from the Daytona license agreements for the year ended December 31, 2020. At December 31, 2020, the Company had $0.1 million recorded as accounts receivable from Daytona in the consolidated balance sheets.

Transactions with REL Consulting

On June 15, 2020, the Company entered into a consulting agreement with REL Consulting, Inc. (the “REL Consultant”), who is a consultant for an affiliated party to the Company through the Company’s Executive Chairman of the Board, William Sweedler.  The REL Consultant is engaged for a one year term and will receive a fee of $0.3 million for the entire annual period to be paid in equal installments on a monthly basis over the term of the agreement.

Acquisition of FUL

On November 17, 2014, the Company made a strategic investment in FUL IP. FUL IP is a collaborative investment between the Company and JALP Clothing, LLC. FUL IP was formed for the purpose of licensing the FUL trademark to third parties in connection with the manufacturing, distribution, marketing and sale of FUL branded bags, backpacks, duffels, luggage and apparel accessories. JALP contributed the FUL trademark with a fair value of $8.9 million. In exchange for a 50.5% economic interest in FUL IP the Company paid JALP $4.5 million. JALP’s minority member interest in FUL IP has been reflected as noncontrolling interest on the Company’s consolidated balance sheets. One of the Company’s directors, Mr. Al Gossett, has a partial ownership interest in JALP. There was $0.5 million of noncontrolling interest loss recorded during the year ended December 31, 2019. The Company sold the FUL trademark during the year ended December 31, 2018.  Noncontrolling interest income for the year ended December 31, 2020 is due to a gain of $0.5 million related to the FUL trademark settlement of the previously written off receivable. The noncontrolling interest loss for the year ended December 31, 2019 was due to the write off of a $0.9 million receivable related to the previous sale of the FUL trademark.

Registration Rights Agreement

On June 22, 2015, Martha Stewart, the Martha Stewart Family Limited Partnership, Alexis Stewart, the Martha Stewart 1999 Family Trust, the Martha Stewart 2000 Family Trust and the Martha and Alexis Stewart Charitable Foundation (collectively, the “Stewart Stockholders”) entered into an agreement (the “Registration Rights Agreement”) with the Company, which grants the Stewart Stockholders certain “demand” registration rights for up to two offerings of greater than $15 million each, certain “S-3” registration rights for up to three offerings of greater than $5 million each and “piggyback” registration rights with respect to the shares of the Company’s common stock held by the Stewart Stockholders (whether issued pursuant Mergers or acquired thereafter) and their transferees. All reasonable expenses incident to such registrations generally are required to be borne by the Company. The Registration Rights Agreement became effective on December 4, 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has furnished the following report:

The Audit Committee is composed of three independent directors, each of whom, in the Board of Directors’ business judgment, is “independent” within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules and the applicable rules and regulations of the SEC. On behalf of the Board of Directors, the Audit Committee oversees the Company’s accounting, auditing and financial reporting processes. The Audit Committee’s function is one of oversight, recognizing that the management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting processes, principles and internal controls. The Company’s independent registered public accounting firm, CohnReznick LLP (the “Auditors”) is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles, issuing a report relating to their audit and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In fulfilling its responsibilities with respect to the financial statements for the fiscal year 2020, the Audit Committee:

●	reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2020 with management and the Auditors and reviewed and assessed the effectiveness of the Company’s internal control over financial reporting and the Auditors’ audit of the Company’s internal control over financial reporting;
●	reviewed and discussed with the Auditors the matters that independent registered public accounting firms are required to discuss with audit committees in accordance with the applicable Public Company Accounting Oversight Board standards and SEC regulations;
●	received written disclosures and the letter from the Auditors regarding the Auditors’ independence as required by applicable requirements of the Public Company Accounting Oversight Board and the SEC, and has discussed with the Auditors their independence; and
●	considered whether the Auditors’ provision of non-audit services is compatible with maintaining their independence, and concluded that the non-audit services provided by the Auditors do not impair their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2020 be included in its 2020 Annual Report on Form 10-K. The Audit Committee has selected CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and has asked the stockholders to ratify the selection.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Aaron Hollander, Chair

Silvia Mazzucchelli

John Dionne

Marjorie Bowen*

*Ms. Bowen joined the Board and Audit Committee effective April 28, 2021, after the review, discussions and recommendations referred to in the Report of the Audit Committee took place.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of April 15, 2021 (except where otherwise noted below) by:

●	each of the named executive officers listed in the summary compensation table;
●	each of our directors and our director nominees;
●	all of our directors and executive officers as a group; and
●	each stockholder known to us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options, warrants and other derivative securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or other convertible security for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 1,656,312 shares of our common stock outstanding on April 15, 2021. Unless otherwise indicated, the address of each of the executive officers and directors and beneficial owners of greater than 5% of our common stock named below is c/o Sequential Brands Group, Inc., 1407 Broadway, 38th Floor, New York, New York 10018.

Executive Officers and Directors:

	Number of Shares	Percentage of
Name of Beneficial Owner	Beneficially Owned	Shares Outstanding
William Sweedler(1) Chairman of the Board of Directors	219,864	13.3%
David Conn Former Director, Chief Executive Officer and Secretary	7,925	*
Chad Wagenheim President	4,021	*
Aaron Hollander Director	6,524	*
John Dionne Director	—	—
Silvia Mazzucchelli Director	—	—
Marjorie Bowen(2) Director	—	—
Lorraine DiSanto Chief Financial Officer	—	—
Peter Lops Former Chief Financial Officer	880	*
Daniel Hanbridge Former SVP and Interim Chief Financial Officer	191	*
Directors and executive officers as a group (seven persons)(3)	239,405	13.9%

Greater Than 5% Beneficial Owners:

	Number of Shares	Percentage of
Name of Beneficial Owner	Beneficially Owned	Shares Outstanding
Martha Stewart Family Limited Partnership(4)	200,823	12.1%
Tengram Capital Partners Gen2 Fund, L.P. (5)	190,479	11.5%
NSP Management, Inc.(6)	138,650	8.4%

*	Less than 1%
(1)	Consists of 165,714 shares of common stock held by TCP WR, 18,333 shares of common stock held by TCP Acquisition and 6,432 shares of common stock held by TCP SQBG II LLC (“TCP II”), as reported in the Schedule 13D filed on December 8, 2015. Each of these entities reported having shared voting and investment power over their respective shares. Our chairman, Mr. William Sweedler, as a managing member of TCA, which is the general partner of Tengram Capital Partners Gen2 Fund, L.P., which is the managing member of each of TCP WR, TCP Acquisition and TCP II, may exercise voting and investment authority over (i) the shares held by TCP WR, (ii) the shares held by TCP Acquisition and (iii) the shares held by TCP II. Each of TCA, Tengram and Mr. Sweedler disclaim beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 1,479 shares of common stock held by Madcat II, LLC, of which Mr. Sweedler is the managing member. Mr. Sweedler disclaims beneficial ownership of the shares of common stock held by Madcat II, LLC, except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 25,507 shares of common stock. The address of Mr. Sweedler, TCA, Tengram, TCP WR, TCP Acquisition and TCP II is 15 Riverside Avenue, Floor 1, Westport, CT 06880.
(2)	Ms. Bowen was appointed as a director on April 28, 2021.
(3)	Comprised of current directors and officers.
(4)	Shares reported as beneficially owned by Ms. Stewart represent 4,970 shares of common stock held by Ms. Stewart, 240 shares of common stock held by the Martha Stewart 1999 Family Trust (the “1999 Family Trust”), 300 shares of common stock held by the Martha Stewart 2000 Family Trust (the “2000 Family Trust”), 1,298 shares of common stock held by the Martha and Alexis Stewart Charitable Foundation (the “Foundation”) and 200,823 shares of common stock held by the Martha Stewart Family Limited Partnership (“MSFLP”), as reported in the Schedule 13D filed on December 14, 2015. MSFLP reported having shared voting and investment power over its shares. Our director, Ms. Martha Stewart, is a co-trustee of the 1999 Family Trust and holds sole decision-making authority with respect to investment of the assets of such trust, a co-trustee of the 2000 Family Trust, a co-trustee of the Foundation and the sole trustee of the Martha Stewart 2012 Revocable Trust, the sole general partner of MSFLP. The address of MSFLP is 48 Girdle Ridge Road, Katonah, NY 10536.
(5)	Consists of 165,714 shares of common stock held by TCP WR, 18,333 shares of common stock held by TCP Acquisition and 6,432 shares of common stock held by TCP SQBG II LLC (“TCP II”), as reported in the Schedule 13D filed on December 8, 2015. Each of these entities reported having shared voting and investment power over their respective shares. Our chairman, Mr. William Sweedler, as a managing member of TCA, which is the general partner of Tengram Capital Partners Gen2 Fund, L.P., which is the managing member of each of TCP WR, TCP Acquisition and TCP II, may exercise voting and investment authority over (i) the shares held by TCP WR, (ii) the shares held by TCP Acquisition and (iii) the shares held by TCP II. Each of TCA, Tengram and Mr. Sweedler disclaim beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 1,479 shares of common stock held by Madcat II, LLC, of which Mr. Sweedler is the managing member. Mr. Sweedler disclaims beneficial ownership of the shares of common stock held by Madcat II, LLC, except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 25,507 shares of common stock. The address of Mr. Sweedler, TCA, Tengram, TCP WR, TCP Acquisition and TCP II is 15 Riverside Avenue, Floor 1, Westport, CT 06880.

(6)	Shares reported as beneficially owned by Andrii Nesteruk represent 138,650 shares of common stock held by the NSP Management, Inc. (the “NSP Management”), as reported in the Schedule 13G filed on January 4, 2021. NSP Management reported having shared voting and investment power over its shares. The address of NSP Management is 01015, Ukraine, Kyiv, Staronavodnitskaia, 6B, app. 121.

Hedging Policy

Executive officers, directors and employees may only engage in hedging transactions (such as puts, calls, options, and similar financial instruments) of Company with prior approval of the Board of Directors. The Company’s policies state that such transactions are generally inappropriate for executive officers, directors and employees.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We have been advised by CohnReznick LLP that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board, and complies with the auditing, quality control and independence standards and rules of the Public Company Accounting Oversight Board.

While the Audit Committee retains CohnReznick LLP as our independent registered public accounting firm, the Board of Directors is submitting the selection of CohnReznick LLP to our stockholders for ratification upon recommendation to do so by the Audit Committee and as a matter of good corporate governance.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2021. If the selection of CohnReznick LLP is not ratified by affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result. Even if the selection of CohnReznick LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

CohnReznick LLP has no financial interest of any kind in the Company, except the professional relationship between auditor and client. Representatives of CohnReznick LLP will be invited to attend the Annual Meeting. If a representative of CohnReznick LLP does attend the Annual Meeting, the representative will have an opportunity to make a statement if he or she so chooses, and will be available to respond to questions from stockholders.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered by our independent auditors, CohnReznick LLP, for 2020 and 2019 are set forth in the table below.

	2020	2019
Audit fees	$285,600	$351,235
Audit-related fees	9,400	48,450
Tax fees	—	—
All other fees	—	—
Total	$295,000	$399,685

Audit Fees

Audit fees include fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting and reviews of our unaudited consolidated interim financial statements.

Audit-Related Fees

Fees for audit-related services, including for assurance and related services reasonably related to the performance of the audit or review of our financial statements. These fees relate to assurance services performed in connection with the Company’s acquisitions.

Tax Fees

Tax fees include professional services in connection with tax compliance and advice.

All Other Fees

This category consists of services provided by CohnReznick LLP that are not included in the categories above under “Audit Fees,” “Audited-Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves in advance audit and non-audit services to be provided by our independent registered public accounting firm. Any service proposals submitted by our independent registered public accounting firm must be discussed and approved by the Audit Committee during its meetings. Once a proposed service is approved, we or our subsidiaries formalize the engagement of the service. No tax services were approved by the Board of Directors in accordance with Item 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal years ended December 31, 2020 and 2019.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
RATIFICATION OF SELECTION OF COHNREZNICK LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021

PROPOSAL NO. 3

TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION

We currently hold an advisory vote to approve executive compensation on an annual basis, which aligns with our stockholders’ recommendation at our 2019 annual meeting. Accordingly, pursuant to Securities Exchange Act Section 14A we are seeking an advisory stockholder vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, also referred to as “say-on-pay,” gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2020 executive compensation programs and policies for the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement. In evaluating this say-on-pay proposal, we recommend that you review the “Corporate Governance” section of this Proxy Statement beginning with “Determination of Executive Compensation” and the “Executive Compensation” section of this Proxy Statement, as well as the accompanying tables and related narratives.

Our executive compensation program is simple in design and is structured to help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead us in creating value for our stockholders. Our executive compensation and benefit programs are designed to reward increased stockholder value and the achievement of key operating objectives.

Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of its stockholders, and is consistent with our commitment to high standards of corporate governance. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section, compensation tables and narrative discussion included in this proxy statement, is hereby APPROVED.

The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the advisory resolution on the Company’s named executive officer compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION FOR THE REASONS OUTLINED ABOVE

OTHER PROPOSALS

As of the date of this Proxy Statement, we are not aware of any other matters that may be presented for action at the Annual Meeting and we do not intend to bring any other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will, in the absence of contrary instructions, have discretionary authority to vote the shares represented by such proxy according to their best judgment.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Stockholder proposals intended to be included in our proxy statement under Rule 14a-8 under the Exchange Act and voted on at our 2022 annual meeting of stockholders must be received at our corporate headquarters at Sequential Brands Group, Inc., 1407 Broadway, 38th Floor, New York, New York 10018, on or before the close of business on December 31, 2021. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in the 2022 notice of annual meeting of stockholders and the 2022 proxy statement.

Pursuant to the Bylaws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2022 annual meeting of stockholders to be brought before such meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely notice to us at our principal offices no earlier than the close of business on February 11, 2022 (120 days prior to June 11, 2022, the one year anniversary of the Annual Meeting) and no later than the close of business on March 13, 2022 (90 days prior to June 11, 2022). However, if the date of the 2022 annual meeting is more than 30 days before or more than 60 days after the one year anniversary of the Annual Meeting, notice to be timely must be so delivered not earlier than the close of business on the 120th day before the 2022 annual meeting and not later than the close of business on the later of the 90th day before the 2022 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain the information required by the Bylaws. The foregoing Bylaws provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at an annual meeting if we do not receive notice of the matter within the time frames described above.

A copy of the Bylaws is available upon request to: Secretary c/o Sequential Brands Group, Inc., 1407 Broadway, 38th Floor, New York, New York 10018. The chairperson of the 2022 annual meeting of stockholders may exclude matters that are not properly presented in accordance with these requirements.

ANNUAL REPORT

The 2020 Annual Report, which is not a part of our proxy soliciting materials, is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. For those stockholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2020 Annual Report are available on our website at www.sequentialbrandsgroup.com in the Section titled “Investor Information — SEC Filings.”

Additionally, and in accordance with SEC rules, you may access our proxy statement at www.investorvote.com/SQBG, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s 2020 Annual Report filed with the SEC will be provided to stockholders without charge upon written request directed to our Secretary at c/o Sequential Brands Group, Inc., 1407 Broadway, 38th Floor, New York, New York 10018. The Company’s copying costs will be charged if exhibits to the 2020 Annual Report are requested. The Company also makes available on or through our website free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing.

By Order of the Board of Directors

/s/ William Sweedler
William Sweedler
Executive Chairman, Director

New York, New York
April 30, 2021

PLEASE PROMPTLY VOTE. IF YOU HAVE RECEIVED A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, YOU SHOULD FOLLOW THE INSTRUCTIONS FOR VOTING PROVIDED IN THAT NOTICE. IF YOU REQUESTED A HARD COPY OF THE PROXY STATEMENT, FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE ANNUAL MEETING EITHER BY FILING WITH THE CORPORATE SECRETARY OF SEQUENTIAL BRANDS GROUP, INC., AT OUR PRINCIPAL EXECUTIVE OFFICES, A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND EXPRESSING A DESIRE TO VOTE YOUR SHARES IN PERSON. IF YOU HOLD YOUR SHARES IN STREET NAME, YOU MAY CHANGE YOUR VOTE BY SUBMITTING NEW VOTING INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE. YOU MUST CONTACT YOUR BROKER, BANK OR OTHER NOMINEE TO FIND OUT HOW TO DO SO. ATTENDANCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING WILL BE HELD ON JUNE 11, 2021.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/SQBG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SQBG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Class I Directors: For Against Abstain For Against Abstain 01 - William Sweedler 02 - John Dionne For Against Abstain For Against Abstain 2. To ratify the selection of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. To approve, on an advisory basis, the compensation of our named executive officers. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03FZGD B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3. Annual Meeting Proxy Card

The 2021 Annual Meeting of Stockholders of Sequential Brands Group, Inc. will be held on Friday, June 11, 2021 at 10:00 A.M. Eastern Time, virtually via the internet at www.meetingcenter.io/251885960. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — SQBG2021. The 2021 Proxy Statement and the 2020 Annual Report to Stockholders are available at: www.investorvote.com/SQBG q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 11, 2021 The undersigned appoint(s) Lorraine DiSanto and Eric Gul, or any of them, proxies, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Sequential Brands Group, Inc. to be held on June 11, 2021 or at any postponement or adjournment thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponement thereof. Shares represented by this proxy, when this proxy is properly executed, will be voted as indicated by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or at any postponement or adjournment thereof. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — Sequential Brands Group, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SQBG